Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-206640

December 7, 2017

November 30, 2017 Dear GLDW shareholder: Thank you for your decision to become a shareholder in the SPDR® Long Dollar Gold Trust (GLDW). GLDW is an innovative product that provides investors the benefits of holding an exchange traded fund backed by physical gold in a strong US dollar environment. Since this product launched, we have been educating investors, from the largest pension funds to individual investors, about how GLDW can serve as a core long-term holding and how it benefits a diversified portfolio The Fund is subject to significant risks, please see the prospectus for details. I would like to briefly familiarize our new shareholders with our operations, goals and strategies. As a firm, our objective is clear: to provide investors with innovative, cost-effective and a more secure way to access the gold market. We achieve these goals by leveraging a team of professionals, an independent board of directors for WCC USA Asset Management Company and leading service providers, so that we operate and administer the fund’s legal and compliance responsibilities at a high level. I am very optimistic about the future of GLDW and look forward to your long and fruitful association with our organization. Thank you, Joseph Cavatoni Manager, President and Principal Executive Officer WCC USA Asset Management Company WGC USA Asset Management Company, LLC 685 Third Avenue, Suite 2702 New York, NY 10017, United States of America T +1 212 317 3800   F +1 212 688 0410   W www.gold.org

SPDR® Long Dollar Gold Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. The Fund has also filed the prospectus with the National Futures Association. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.